Exhibit 99

Investor Contact:	Michael J. Zimmerman, Investor Relations, (414) 347-6596, mike_zimmerman@mgic.com
Media Contact:	Ryan E. Daniels, Corporate Relations, (414) 347-6436, ryan_daniels@mgic.com

MGIC Investment Corporation
Fourth Quarter Net Income of $134.5 Million

MILWAUKEE (January 13, 2005) — MGIC Investment Corporation (NYSE:MTG) today reported net income for the quarter ended December 31, 2004 of $134.5 million, compared with the $103.9 million for the same quarter a year ago. Diluted earnings per share was $1.39 for the quarter ending December 31, 2004, compared to $1.05 for the same quarter a year ago.

Net income for the full year 2004 was $553.2 million, compared with $493.9 million for the same period last year, an increase of 12.0 percent. Diluted earnings per share for the full year 2004 were $5.63 compared with $4.99 in 2003, a 12.8 percent increase.

Curt S. Culver, president and chief executive officer of MGIC Investment Corporation and Mortgage Guaranty Insurance Corporation (MGIC), said that earnings were higher as a result of improved credit loss performance, higher contributions from joint ventures and lower operating expenses achieved during the year that were partially offset by the expected decline in earned premiums.

Total revenues for the fourth quarter were $403.1 million, down 3.4 percent from $417.4 million in the fourth quarter of 2003. The decline in revenues resulted from a 5.0 percent decrease in net premiums earned to $332.6 million. Net premiums written for the quarter were $336.4 million, compared with $355.9 million in the fourth quarter last year, a decrease of 5.5 percent.

Total revenues for the year were $1.61 billion, compared with $1.69 billion in 2003. The decrease in revenues for the year resulted from a 2.7 percent decrease in premiums earned to $1.33 billion from $1.37 billion last year and a decrease in other revenues. Net premiums written for the year were $1.31 billion, compared with $1.36 billion in 2003, a decrease of 4.3 percent.

New insurance written in the fourth quarter was $15.8 billion, compared to $19.3 billion in the fourth quarter of 2003. New insurance written for the quarter included $4.8 billion of bulk business compared with $5.1 billion in the same period last year. New insurance written for the full year 2004 was $62.9 billion compared to $96.8 billion in 2003 and includes $15.8 billion of bulk business compared to $25.7 billion in 2003.

Persistency, or the percentage of insurance remaining in force from one year prior, was 60.2 percent at December 31, 2004, compared with 47.1 percent at December 31, 2003, and 56.8 percent at December 31, 2002.

As of December 31, 2004, MGIC’s primary insurance in force was $177.1 billion, compared with $189.6 billion at December 31, 2003, and $197.0 billion at December 31, 2002. The book value of MGIC Investment Corporation’s investment portfolio was $5.6 billion at December 31, 2004, compared with $5.2 billion at December 31, 2003, and $4.7 billion at December 31, 2002.

At December 31, 2004, the percentage of loans that were delinquent, excluding bulk loans, was 3.99 percent, compared with 3.76 percent at December 31, 2003, and 3.19 percent at December 31, 2002. Including bulk loans, the percentage of loans that were delinquent at December 31, 2004 was 6.05 percent, compared to 5.57 percent at December 31, 2003, and 4.45 percent at December 31, 2002.

Losses incurred in the fourth quarter were $186.4 million, down from $230.0 million reported for the same period last year. Losses incurred for the full year 2004 were $701.0 million, down from $766.0 million in 2003. Underwriting expenses were $70.8 million in the fourth quarter, down from $73.1 million reported for the same period last year. Underwriting expenses for the full year 2004 were $282.4 million, down from $305.9 million in 2003.

Income from joint ventures, net of tax in the fourth quarter, was $33.4 million up from $21.9 million for the same period last year. Full year 2004 net joint venture contributions were $120.8 million versus $64.1 million for the full year of 2003.

About MGIC

MGIC (www.mgic.com), the principal subsidiary of MGIC Investment Corporation, is the nation’s leading provider of private mortgage insurance coverage with $177.1 billion primary insurance in force covering 1.41 million mortgages as of December 31, 2004. MGIC serves 5,000 lenders with locations across the country and in Puerto Rico, helping families achieve homeownership sooner by making affordable low-down-payment mortgages a reality.

Webcast Details

As previously announced, MGIC Investment Corporation will hold a webcast today at 10 a.m. ET to allow securities analysts and shareholders the opportunity to hear management discuss the company’s quarterly results. The call is being webcast and can be accessed at the company’s website at www.mgic.com. The webcast is also being distributed over CCBN’s Investor Distribution Network to both institutional and individual investors. Investors can listen to the call through CCBN’s individual investor center at www.companyboardroom.com or by visiting any of the investor sites in CCBN’s Individual Investor Network. The webcast will be available for replay through April 12, 2005.

Safe Harbor Statement

Forward-Looking Statements and Risk Factors:

The Company’s revenues and losses could be affected by the risk factors discussed below. These factors may also cause actual results to differ materially from the results contemplated by forward looking statements that the Company may make. Forward looking statements consist of statements which relate to matters other than historical fact. Among others, statements that include words such as the Company “believes”, “anticipates” or “expects”, or words of similar import, are forward looking statements. The Company is not undertaking any obligation to update any forward looking statements it may make.

Deterioration in the domestic economy or changes in the mix of business may result in more homeowners defaulting and the Company’s losses increasing.

Losses result from events that reduce a borrower’s ability to continue to make mortgage payments, such as unemployment, and whether the home of a borrower who defaults on his mortgage can be sold for an amount that will cover unpaid principal and interest and the expenses of the sale. Favorable economic conditions generally reduce the likelihood that borrowers will lack sufficient income to pay their mortgages and also favorably affect the value of homes, thereby reducing and in some cases even eliminating a loss from a mortgage default. A deterioration in economic conditions generally increases the likelihood that borrowers will not have sufficient income to pay their mortgages and can also adversely affect housing values.

The mix of business the Company writes also affects the likelihood of losses occurring. In recent years, the percentage of the Company’s volume written on a flow basis that includes segments the Company views as having a higher probability of claim has continued to increase. These segments include loans with LTV ratios over 95% (including loans with 100% LTV ratios), FICO credit scores below 620, limited underwriting, including limited borrower documentation, or total debt-to-income ratios of 38% or higher, as well as loans having combinations of higher risk factors.

Approximately 8% of the Company’s risk in force written through the flow channel, and more than half of the Company’s risk in force written through the bulk channel, consists of ARMs. The Company believes that during a prolonged period of rising interest rates, claims on ARMs would be substantially higher than for fixed rate loans, although the performance of ARMs has not been tested in such an environment. In addition, the Company believes the volume of “interest-only” loans has recently increased. Because interest-only loans are a relatively recent development, the Company has no data on their historical performance. The Company believes claim rates on certain interest-only loans will be substantially higher than on comparable loans requiring amortization. Interest-only loans may also be ARMs.

The performance of the servicing function on a mortgage loan, particularly a subprime loan, can affect the likelihood that the loan will default as well as the loss resulting from a default. The Company believes Select Portfolio Servicing (“Select”) f/k/a Fairbanks Capital Corp. is the servicer of approximately 1.0% of the loans insured by the Company and approximately 4.8% of the loans insured by the Company written through the bulk channel (a substantial number of which are subprime). In 2003, the servicer ratings assigned to Select by Moody’s and S&P were downgraded to “below average” due in part to concerns expressed by those rating agencies about Select’s regulatory compliance and operational controls. In the second quarter of 2004, these rating agencies raised Select’s service ratings to “average.”

Competition or changes in the Company’s relationships with its customers could reduce the Company’s revenues or increase its losses.

Competition for private mortgage insurance premiums occurs not only among private mortgage insurers but also with mortgage lenders through reinsurance transactions. In these transactions, a lender’s affiliate reinsures a portion of the insurance written by a private mortgage insurer on mortgages originated or serviced by the lender.

The level of competition within the private mortgage insurance industry has also increased as many large mortgage lenders have reduced the number of private mortgage insurers with whom they do business. At the same time, consolidation among mortgage lenders has increased the share of the mortgage lending market held by large lenders.

Our private mortgage insurance competitors include:

•	PMI Mortgage Insurance Company

•	Genworth Financial f/k/a/ GE Capital Mortgage Insurance Corporation

•	United Guaranty Residential Insurance Company

•	Radian Guaranty Inc.

•	Republic Mortgage Insurance Company

•	Triad Guaranty Insurance Corporation

•	CMG Mortgage Insurance Company

Assured Guaranty Limited f/k/a/ AGC Holdings Limited, a financial guaranty company whose mortgage insurance business is primarily reinsurance, has announced that it intends to write investment grade mortgage guaranty insurance on a direct basis.

If interest rates decline, house prices appreciate or mortgage insurance cancellation requirements change, the length of time that the Company’s policies remain in force could decline and result in declines in the Company’s revenue.

In each year, most of the Company’s premiums are from insurance that has been written in prior years. As a result, the length of time insurance remains in force (which is also generally referred to as persistency) is an important determinant of revenues. The factors affecting the length of time the Company’s insurance remains in force include:

•	the level of current mortgage interest rates compared to the mortgage coupon rates on the insurance in force, which affects the vulnerability of the insurance in force to refinancings, and

•	mortgage insurance cancellation policies of mortgage investors along with the rate of home price appreciation experienced by the homes underlying the mortgages in the insurance in force.

During the 1990s, the Company’s year-end persistency ranged from a high of 87.4% at December 31, 1990 to a low of 68.1% at December 31, 1998. At December 31, 2004 persistency was at 60.2%, compared to the record low of 44.9% at September 30, 2003. Over the past several years, refinancing has become easier to accomplish and less costly for many consumers. Hence, even in an interest rate environment favorable to persistency improvement, the Company does not expect persistency will approach its December 31, 1990 level.

If the volume of low down payment home mortgage originations declines, the amount of insurance that the Company writes could decline which would reduce the Company’s revenues.

The factors that affect the volume of low-down-payment mortgage originations include:

•	the level of home mortgage interest rates,

•	the health of the domestic economy as well as conditions in regional and local economies, housing affordability,

•	population trends, including the rate of household formation,

•	the rate of home price appreciation, which in times of heavy refinancing can affect whether refinance loans have loan-to-value ratios that require private mortgage insurance, and

•	government housing policy encouraging loans to first-time homebuyers.

In general, the majority of the underwriting profit (premium revenue minus losses) that a book of mortgage insurance generates occurs in the early years of the book, with the largest portion of the underwriting profit realized in the first year. Subsequent years of a book generally result in modest underwriting profit or underwriting losses. This pattern of results occurs because relatively few of the claims that a book will ultimately experience occur in the first few years of the book, when premium revenue is highest, while subsequent years are affected by declining premium revenues, as persistency decreases due to loan prepayments, and higher losses.

If all other things were equal, a decline in new insurance written in a year that followed a number of years of higher volume could result in a lower contribution to the mortgage insurer’s overall results. This effect may occur because the older books will be experiencing declines in revenue and increases in losses with a lower amount of underwriting profit on the new book available to offset these results.

Whether such a lower contribution would in fact occur depends in part on the extent of the volume decline. Even with a substantial decline in volume, there may be offsetting factors that could increase the contribution in the current year. These offsetting factors include higher persistency and a mix of business with higher average premiums, which could have the effect of increasing revenues, and improvements in the economy, which could have the effect of reducing losses. In addition, the effect on the insurer’s overall results from such a lower contribution may be offset by decreases in the mortgage insurer’s expenses that are unrelated to claim or default activity, including those related to lower volume.

The amount of insurance the Company writes could be adversely affected if lenders and investors select alternatives to private mortgage insurance.

These alternatives to private mortgage insurance include:

•	lenders structuring mortgage originations to avoid private mortgage insurance, such as a first mortgage with an 80% loan-to-value ratio and a second mortgage with a 10%, 15% or 20% loan-to-value ratio (referred to as 80-10-10, 80-15-5 or 80-20 loans, respectively) rather than a first mortgage with a 90%, 95% or 100% loan-to-value ratio,

•	investors holding mortgages in portfolio and self-insuring,

•	investors using credit enhancements other than private mortgage insurance or using other credit enhancements in conjunction with reduced levels of private mortgage insurance coverage, and

•	lenders using government mortgage insurance programs, including those of the Federal Housing Administration and the Veterans Administration.

While no data is publicly available, the Company believes that 80-10-10 loans and related products are a significant percentage of mortgage originations in which borrowers make down payments of less than 20% and that their use, which the Company believes is primarily by borrowers with higher credit scores, continues to increase. During the fourth quarter of 2004, the Company introduced on a national basis a program designed to recapture business lost to these mortgage avoidance products but there can be no assurance that it will be successful.

Changes in the business practices of Fannie Mae and Freddie Mac could reduce the Company’s revenues or increase its losses.

The business practices of Fannie Mae and Freddie Mac affect the entire relationship between them and mortgage insurers and include:

•	the level of private mortgage insurance coverage, subject to the limitations of Fannie Mae and Freddie Mac’s charters, when private mortgage insurance is used as the required credit enhancement on low down payment mortgages,

•	whether Fannie Mae or Freddie Mac influence the mortgage lender’s selection of the mortgage insurer providing coverage and, if so, any transactions that are related to that selection,

•	whether Fannie Mae or Freddie Mac will give mortgage lenders an incentive, such as a reduced guaranty fee, to select a mortgage insurer that has a “AAA” claims-paying ability rating to benefit from the lower capital requirements for Fannie Mae and Freddie Mac when a mortgage is insured by a company with that rating,

•	the underwriting standards that determine what loans are eligible for purchase by Fannie Mae or Freddie Mac, which thereby affect the quality of the risk insured by the mortgage insurer and the availability of mortgage loans,

•	the terms on which mortgage insurance coverage can be canceled before reaching the cancellation thresholds established by law, and

•	the circumstances in which mortgage servicers must perform activities intended to avoid or mitigate loss on insured mortgages that are delinquent.

The mortgage insurance industry is subject to litigation risk.

Consumers are bringing a growing number of lawsuits against home mortgage lenders and settlement service providers. In recent years, seven mortgage insurers, including the Company’s MGIC subsidiary, have been involved in litigation alleging violations of the Real Estate Settlement Procedures Act, which is commonly known as RESPA, and the Fair Credit Reporting Act, which is commonly known as FCRA. MGIC’s settlement of class action litigation against it under RESPA became final in October 2003. MGIC settled the named plaintiffs’ claims in litigation against it under FCRA in late December 2004 following denial of class certification in June 2004. There can be no assurance that MGIC will not be subject to future litigation under RESPA or continued litigation under FCRA.

Net premiums written could be adversely affected if the Department of Housing and Urban Development reproposes and adopts a regulation under the Real Estate Settlement Procedures Act that is equivalent to a proposed regulation that was withdrawn in 2004.

The regulations of the Department of Housing and Urban Development under the Real Estate Settlement Procedures Act prohibit paying lenders for the referral of settlement services, including mortgage insurance, and prohibit lenders from receiving such payments. In July 2002, the Department of Housing and Urban Development proposed a regulation that would exclude from these anti-referral fee provisions settlement services included in a package of settlement services offered to a borrower at a guaranteed price. HUD withdrew this proposed regulation in March 2004. Under the proposed regulation, if mortgage insurance was required on a loan, the package must include any mortgage insurance premium paid at settlement. Although certain state insurance regulations prohibit an insurer’s payment of referral fees, had this regulation been adopted in this form, the Company’s revenues could have been adversely affected to the extent that lenders offered such packages and received value from the Company in excess of what they could have received were the anti-referral fee provisions of the Real Estate Settlement Procedures Act to apply and if such state regulations were not applied to prohibit such payments.

MGIC INVESTMENT CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF OPERATIONS

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2004	2003	2004	2003
	(in thousands of dollars, except per share data)
Net premiums written	$336,426	$355,931	$1,305,417	$1,364,631

Net premiums earned	$332,560	$350,115	$1,329,428	$1,366,011
Investment income	55,411	51,435	215,053	202,881
Realized gains	2,217	3,487	17,242	36,862
Other revenue	12,883	12,410	50,970	79,657

Total revenues	403,071	417,447	1,612,693	1,685,411
Losses and expenses:
Losses incurred	186,447	229,971	700,999	766,028
Underwriting, other expenses	70,811	73,081	282,371	305,869
Interest expense	10,371	10,221	41,131	41,113
Ceding commission	(844)	(912)	(3,585)	(3,396)

Total losses and expenses	266,785	312,361	1,020,916	1,109,614

Income before tax and joint ventures	136,286	105,086	591,777	575,797
Provision for income tax	35,138	23,079	159,348	146,027
Income from joint ventures, net of tax (1)	33,372	21,856	120,757	64,109

Net income	$134,520	$103,863	$553,186	$493,879

Diluted weighted average common shares outstanding (Shares in thousands)	96,897	98,817	98,245	99,022

Diluted earnings per share	$1.39	$1.05	$5.63	$4.99

(1) Diluted EPS contribution from C-BASS	$0.16	$0.15	$0.64	$0.43
Diluted EPS contribution from Sherman	$0.18	$0.07	$0.55	$0.19

NOTE: See “Certain Non-GAAP Financial Measures” for diluted earnings per share contribution from realized gains.

MGIC INVESTMENT CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEET AS OF

	December 31,	December 31,	December 31,
	2004	2003	2002
	(in thousands of dollars, except per share data)
ASSETS
Investments (1)	$5,582,627	$5,205,161	$4,726,472
Cash	2,829	23,612	11,041
Reinsurance recoverable on loss reserves (2)	17,302	18,074	21,045
Prepaid reinsurance premiums	6,836	7,528	8,180
Home office and equipment, net	36,382	36,722	35,962
Deferred insurance policy acquisition costs	27,714	32,613	31,871
Other assets	707,001	593,677	465,732

	$6,380,691	$5,917,387	$5,300,303

LIABILITIES AND SHAREHOLDERS’ EQUITY
Liabilities:
Loss reserves (2)	1,185,594	1,061,788	733,181
Unearned premiums	143,433	168,137	170,167
Short- and long-term debt	639,303	599,680	677,246
Other liabilities	268,722	290,880	324,517

Total liabilities	2,237,052	2,120,485	1,905,111
Shareholders’ equity	4,143,639	3,796,902	3,395,192

	$6,380,691	$5,917,387	$5,300,303

Book value per share	$43.05	$38.58	$33.87

(1) Investments include unrealized gains on securities marked to market pursuant to FAS 115	193,864	228,061	260,288
(2) Loss reserves, net of reinsurance recoverable on loss reserves	1,168,292	1,043,714	712,136

CERTAIN NON-GAAP FINANCIAL MEASURES

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2004	2003	2004	2003
	(in thousands of dollars, except per share data)
Diluted earnings per share contribution from realized gains:
Realized gains	$2,217	$3,487	$17,242	$36,862
Income taxes at 35%	776	1,220	6,035	12,902

After tax realized gains	1,441	2,267	11,207	23,960
Weighted average shares	96,897	98,817	98,245	99,022

Diluted EPS contribution from realized gains	$0.01	$0.02	$0.11	$0.24

Management believes the diluted earnings per share contribution from realized gains provides useful information to investors because it shows the after-tax effect that sales of securities from the Company’s investment portfolio, which are discretionary transactions, had on earnings.

OTHER INFORMATION

New primary insurance written (“NIW”) ($ millions)	$15,801	$19,290	$62,902	$96,803

New risk written ($ millions):
Primary	$4,259	$5,041	$16,792	$25,209

Pool (1)	$55	$173	$208	$862

Product mix as a % of primary flow NIW
95% LTVs	29%	34%	31%	32%
ARMs	15%	10%	14%	7%
Refinances	29%	35%	30%	47%
Net paid claims ($ millions)
Flow	$69	$55	$273	$194
Bulk (2)	63	49	227	160
Second mortgage	2	8	14	30
Other	17	12	63	50

	$151	$124	$577	$434

(1)	Represents contractual aggregate loss limits and, for the three and twelve months ended December 31, 2004 and 2003, for $374 million, $1,194 million, $2,060 million and $4,141 million, respectively, of risk without such limits, risk is calculated at $23 million, $65 million, $65 million and $192 million, respectively, the estimated amount that would credit enhance these loans to a ‘AA’ level based on a rating agency model.

(2)	Bulk loans are those that are part of a negotiated transaction between the lender and the mortgage insurer.

OTHER INFORMATION

	As of
	December 31,	December 31,	December 31,
	2004	2003	2002
Direct Primary Insurance In Force ($ millions)	177,091	189,632	196,988
Direct Primary Risk In Force ($ millions)	45,981	48,658	49,231
Direct Pool Risk In Force ($ millions) (1)	3,022	2,895	2,568
Mortgage Guaranty Insurance Corporation — Risk-to-capital ratio	6.8:1	8.1:1	8.7:1
Primary Insurance:
Insured Loans	1,413,678	1,551,331	1,655,887
Persistency	60.2%	47.1%	56.8%
Total loans delinquent	85,487	86,372	73,648
Percentage of loans delinquent (delinquency rate)	6.05%	5.57%	4.45%
Loans delinquent excluding bulk loans	44,925	45,259	43,196
Percentage of loans delinquent excluding bulk loans (delinquency rate)	3.99%	3.76%	3.19%
Bulk loans delinquent	40,562	41,113	30,452
Percentage of bulk loans delinquent (delinquency rate)	14.06%	11.80%	10.09%
A-minus and subprime credit loans delinquent (2)	35,824	34,525	25,504
Percentage of A-minus and subprime credit loans delinquent (delinquency rate)	16.49%	14.14%	12.68%

(1)	Represents contractual aggregate loss limits and, at December 31, 2004, 2003 and 2002, respectively, for $4.9 billion, $4.9 billion and $3.0 billion of risk without such limits, risk is calculated at $418 million, $353 million and $161 million, the estimated amounts that would credit enhance these loans to a ‘AA’ level based on a rating agency model.

(2)	A-minus and subprime credit is included in flow, bulk and total.

ADDITIONAL INFORMATION

	Q2 2002	Q3 2002	Q4 2002	Q1 2003	Q2 2003	Q3 2003	Q4 2003	Q1 2004	Q2 2004	Q3 2004	Q4 2004
Insurance inforce
Flow ($ bil)	$159.4	$160.8	$158.5	$154.9	$150.3	$145.7	$144.8	$143.0	$140.6	$140.0	$138.0
Bulk ($ bil)	$35.1	$35.8	$38.5	$40.8	$43.3	$45.3	$44.8	$42.3	$39.8	$39.8	$39.1
Risk inforce
% Prime (FICO 620 & >)	85.8%	85.5%	84.9%	83.8%	82.9%	82.2%	82.4%	83.0%	83.7%	83.9%	84.2%
% A minus (FICO 575 - 619) (1)	n/a	9.9%	10.4%	11.2%	12.0%	12.6%	12.6%	12.3%	11.8%	11.6%	11.3%
% Subprime (FICO < 575) (1)	n/a	4.6%	4.7%	5.0%	5.1%	5.2%	5.0%	4.7%	4.5%	4.5%	4.5%
Bulk % of risk inforce by credit grade
Prime (FICO 620 & >)	54.5%	54.3%	55.1%	53.7%	54.1%	54.4%	55.0%	55.6%	56.3%	57.4%	58.1%
A minus (FICO 575 - 619) (1)	n/a	26.9%	27.4%	28.7%	29.6%	30.1%	30.1%	29.9%	29.4%	28.3%	27.5%
Subprime (FICO < 575) (1)	n/a	18.8%	17.5%	17.6%	16.3%	15.5%	14.9%	14.5%	14.3%	14.3%	14.4%
Flow % of risk inforce by credit grade
% Prime (FICO 700 and >)	52.3%	51.9%	51.1%	50.4%	50.0%	49.7%	49.8%	49.9%	49.9%	50.3%	51.2%
% Prime (FICO 620 - 699)	40.9%	41.2%	41.8%	42.4%	42.7%	43.0%	43.0%	43.0%	43.0%	42.8%	42.0%
% A minus (FICO 575 - 619) (1)	n/a	5.8%	5.9%	6.0%	6.1%	6.1%	6.0%	5.9%	5.9%	5.8%	5.7%
% Subprime (FICO < 575) (1)	n/a	1.1%	1.2%	1.2%	1.2%	1.2%	1.2%	1.2%	1.2%	1.1%	1.1%
New insurance written
Flow ($ bil)	$16.1	$17.4	$19.5	$17.4	$18.8	$20.7	$14.2	$10.8	$13.2	$12.1	$11.0
Bulk ($ bil)	$5.7	$4.5	$5.8	$6.7	$6.6	$7.3	$5.1	$2.1	$2.9	$6.0	$4.8
Average loan size of Insurance in force (000’s)
Flow	$115.5	$116.5	$117.0	$117.6	$118.4	$119.4	$120.4	$120.9	$121.4	$122.2	$122.6
Bulk	$130.9	$128.3	$127.5	$127.3	$127.2	$128.1	$128.4	$127.8	$128.3	$132.0	$135.5
Average Coverage Rate of Insurance in force
Flow	23.8%	23.9%	24.2%	24.1%	24.4%	24.6%	24.8%	24.4%	24.5%	24.6%	24.8%
Bulk	23.2%	23.8%	24.7%	25.9%	27.1%	28.2%	29.0%	30.2%	30.1%	30.2%	30.2%
Paid Losses (000’s)
Average severity flow	$19.5	$20.3	$22.1	$23.6	$23.5	$22.9	$23.8	$25.0	$25.0	$25.2	$25.6
Average severity bulk	$19.7	$19.1	$19.2	$21.8	$21.9	$22.0	$23.4	$22.8	$22.7	$23.9	$25.0
Average severity total	$19.6	$19.7	$20.9	$22.9	$22.7	$22.5	$23.6	$24.0	$23.9	$24.6	$25.3
Risk sharing Arrangements — Flow Only
% insurance inforce subject to risk sharing (2)	36.1%	38.9%	41.5%	42.8%	44.0%	45.3%	46.1%	46.7%	47.1%	47.7%
% Quarterly NIW (flow only) subject to risk sharing (2)	52.3%	54.8%	54.1%	51.9%	53.2%	53.4%	50.8%	51.2%	53.2%	49.8%
Premium ceded (millions)	$23.5	$27.7	$27.3	$30.0	$29.5	$28.8	$28.4	$29.0	$29.0	$30.5	$26.3
Documentation Type — % of Risk in Force that is Alt A
Bulk (3)	n/a	n/a	n/a	n/a	n/a	n/a	24.8%	24.7%	24.6%	24.6%	25.8%
Flow (3)	n/a	n/a	n/a	n/a	n/a	n/a	6.7%	6.9%	7.2%	6.9%	6.9%
Total (3)	n/a	n/a	n/a	n/a	n/a	n/a	11.7%	11.7%	11.6%	11.5%	11.7%
Other:
Shares repurchased
# of shares (000)	2,260.5	3,111.2	551.4	1,868.1	331.4	0.0	94.5	395.0	319.5	682.1	1,692.4
Average price	$69.59	$51.29	$47.72	$39.76	$45.04	$—	$52.29	$67.48	$71.88	$67.62	$64.57
C-BASS Investment	$144.7	$152.1	$168.7	$178.5	$197.3	$204.6	$219.8	$228.7	$243.0	$261.5	$285.2
Sherman Investment (4)	$42.8	$48.2	$54.4	$42.3	$49.3	$52.3	$63.7	$45.8	$46.3	$71.2	$97.0
GAAP loss ratio (insurance operations only)	22.3%	33.8%	45.2%	42.8%	51.3%	63.7%	65.7%	55.8%	46.5%	52.4%	56.1%
GAAP expense ratio (insurance operations only)	14.5%	14.1%	15.0%	14.3%	15.0%	14.0%	13.1%	13.7%	15.1%	14.7%	15.0%

Footnotes:
(1)	Data not tracked prior to Q3 2002
(2)	Latest Quarter data not available due to lag in reporting
(3)	Data not tracked prior to Q4 2003
(4)	Ownership reduced from 45.5% to 41.5% in Q1 2003